EXHIBIT 99.1
WESTLAKE CHEMICAL PARTNERS LP

Contact—(713) 585-2900
Investors—Steve Bender
Media—L. Benjamin Ederington

Westlake Chemical Partners LP Announces Third Quarter 2023 Results
•Declared quarterly distribution of $0.4714 per unit; 37th consecutive quarterly distribution
HOUSTON--(BUSINESS WIRE)--Westlake Chemical Partners LP (NYSE: WLKP) (the "Partnership") today reported net income attributable to the Partnership in the third quarter of 2023 of $13.2 million, or $0.37 per limited partner unit, compared to third quarter 2022 net income of $14.8 million. The reduction in Partnership net income in the third quarter of 2023 compared to the third quarter of 2022 was the result of higher interest expense attributable to higher interest rates on floating rate debt. Cash flows from operating activities in the third quarter of 2023 were $100.9 million, a decrease of $14.6 million compared to third quarter 2022 cash flows from operating activities of $115.5 million. The decrease was primarily due to lower Partnership net income and less favorable working capital changes. For the three months ended September 30, 2023, MLP distributable cash flow was $13.6 million, a decrease of $3.1 million compared to third quarter 2022 MLP distributable cash flow. The decrease in MLP distributable cash flow was attributable to higher interest expense and changes in the timing of maintenance capital expenditures.
Third quarter 2023 net income attributable to the Partnership of $13.2 million increased by $1.3 million compared to second quarter 2023 net income of $11.9 million due to increased sales volume as a result of the completion of the Calvert City turnaround in the second quarter of 2023. Third quarter 2023 cash flows from operating activities of $100.9 million increased by $2.4 million compared to second quarter 2023 cash flows from operating activities of $98.5 million due to higher net income at OpCo. Third quarter 2023 MLP distributable cash flow of $13.6 million decreased by $1.4 million compared to second quarter 2023 MLP distributable cash flow of $15.0 million, primarily due to higher maintenance capital expenditures, which are weighted towards the second half of the year in 2023.
"We were pleased with the Partnership's performance in the third quarter of 2023, with net income, EBITDA and cash flow from operations all increasing from the second quarter. While distributable cash flow was sequentially lower due to the timing of maintenance capital spending, our underlying financial results and cash flows remain stable and predictable, supported by our sales agreement with Westlake that delivers a fixed margin on 95% of our production," said Albert Chao, President and Chief Executive Officer. "While the Partnership's coverage ratio has declined due to turnaround activity, we expect it to recover in future periods after turnaround activity is complete."
On October 31, 2023, the Partnership announced that the Board of Directors of Westlake Chemical Partners GP LLC had approved a quarterly distribution for the third quarter of 2023 of $0.4714 per unit to be payable on November 27, 2023 to unitholders of record as of November 10, 2023, representing the 37th consecutive quarterly distribution to our unitholders. MLP distributable cash flow provided trailing twelve-month coverage of 1.00x the declared distributions for the third quarter of 2023.
OpCo's Ethylene Sales Agreement with Westlake is designed to provide for stable and predictable cash flows. The agreement provides that 95% of OpCo's ethylene production is sold to Westlake for a cash margin of $0.10 per pound, net of operating costs, maintenance capital expenditures and reserves for future turnaround expenditures.

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The statements in this release and the related teleconference relating to matters that are not historical facts, such as those with respect to the ability to deliver value, returns, predictable cash flows and distributions to unitholders, demand for ethylene and expected margins and production volumes, contracted volumes, the expectation that strong distributions will continue, future coverage ratios, and the nature of the sales agreement with Westlake, are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: pandemic infectious diseases and the response thereto; operating difficulties; the volume of ethylene that we are able to sell; the price at which we are able to sell ethylene; changes in the price and availability of feedstocks; changes in prevailing economic conditions, including inflation, interest rates and possible recession; actions and commitments of Westlake Corporation; actions of third parties; inclement or hazardous weather conditions, including flooding, and the physical impacts of climate change; environmental hazards; changes in laws and regulations (or the interpretation thereof); inability to acquire or maintain necessary permits; inability to obtain necessary production equipment or replacement parts; technical difficulties or failures; labor disputes; difficulty collecting receivables; inability of our customers to take delivery; fires, explosions or other industrial accidents; availability of insurance; our ability to borrow funds and access capital markets; and other uncertainties. For more detailed information about the factors that could cause actual results to differ materially, please refer to the Partnership's Annual Report on Form 10-K for the year ended December 31, 2022, which was filed with the SEC in March 2023, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, which was filed with the SEC in August 2023.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of the Partnership's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Use of Non-GAAP Financial Measures

This release makes reference to certain "non-GAAP" financial measures, such as MLP distributable cash flow and EBITDA. A non-GAAP financial measure is generally defined by the Securities and Exchange Commission ("SEC") as a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that (1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or (2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. We report our financial results in accordance with U.S. GAAP, but believe that certain non-GAAP financial measures, such as MLP distributable cash flow and EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. We define MLP distributable cash flow as distributable cash flow less distributable cash flow attributable to Westlake Corporation's noncontrolling interest in OpCo and distributions attributable to the incentive distribution rights holder. MLP distributable cash flow does not reflect changes in working capital balances. We define EBITDA as net income before interest expense, income taxes, depreciation and amortization. MLP distributable cash flow and EBITDA are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess our operating performance as compared to other publicly traded partnerships, our ability to incur and service debt and fund capital expenditures and the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities. Reconciliations of MLP distributable cash flow to net income and to net cash provided by operating activities and of EBITDA to net income, income from operations and net cash provided by operating activities can be found in the financial schedules at the end of this press release.

Westlake Chemical Partners LP
Westlake Chemical Partners is a limited partnership formed by Westlake Corporation to operate, acquire and develop ethylene production facilities and other qualified assets. Headquartered in Houston, the Partnership owns a 22.8% interest in Westlake Chemical OpCo LP. Westlake Chemical OpCo LP's assets consist of three ethylene production facilities in Calvert City, Kentucky, and Lake Charles, Louisiana and an ethylene pipeline. For more information about Westlake Chemical Partners LP, please visit http://www.wlkpartners.com.

Westlake Chemical Partners LP Conference Call Information:
A conference call to discuss Westlake Chemical Partners' third quarter 2023 results will be held Thursday, November 2, 2023 at 1:00 PM Eastern Time (12:00 PM Central Time). To access the conference call, it is necessary to pre-register at https://register.vevent.com/register/BIba82e736e2dc4c7795c84d6a93ba20f8. Once registered, you will receive a phone number and unique PIN number.

A replay of the conference call will be available beginning two hours after its conclusion. The conference call and replay will be available via webcast at https://edge.media-server.com/mmc/p/4yt2s6sr.

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

	(In thousands of dollars, except per unit data)
Revenue
Net sales—Westlake Corporation ("Westlake")	$289,303	$364,273	$771,349	$1,020,042
Net co-products, ethylene and other sales—third parties	32,361	50,850	122,169	206,266
Total net sales	321,664	415,123	893,518	1,226,308
Cost of sales	228,683	324,629	606,742	947,073
Gross profit	92,981	90,494	286,776	279,235
Selling, general and administrative expenses	6,741	8,678	21,884	26,824
Income from operations	86,240	81,816	264,892	252,411
Other income (expense)
Interest expense—Westlake	(6,437)	(3,645)	(19,869)	(8,703)
Other income, net	1,272	618	3,153	683
Income before income taxes	81,075	78,789	248,176	244,391
Provision for income taxes	222	484	607	822
Net income	80,853	78,305	247,569	243,569
Less: Net income attributable to noncontrolling interest in Westlake Chemical OpCo LP ("OpCo")	67,647	63,548	207,585	196,180
Net income attributable to Westlake Partners	$13,206	$14,757	$39,984	$47,389

Net income per limited partner unit attributable to Westlake Partners (basic and diluted)
Common units	$0.37	$0.42	$1.14	$1.35

Distributions declared per unit	$0.4714	$0.4714	$1.4142	$1.4142

MLP distributable cash flow	$13,620	$16,734	$46,156	$55,609

Distributions declared
Limited partner units—publicly and privately held	$9,949	$9,947	$29,841	$29,828
Limited partner units—Westlake	6,658	6,657	19,973	19,971
Total distributions declared	$16,607	$16,604	$49,814	$49,799
EBITDA	$115,738	$111,825	$349,947	$344,776

WESTLAKE CHEMICAL PARTNERS LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2023	December 31, 2022

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$65,869	$64,782
Receivable under the Investment Management Agreement—Westlake	84,358	64,996
Accounts receivable, net—Westlake	54,625	90,965
Accounts receivable, net—third parties	21,626	20,030
Inventories	4,394	4,715
Prepaid expenses and other current assets	599	305
Total current assets	231,471	245,793
Property, plant and equipment, net	959,114	990,213
Other assets, net	150,925	135,973
Total assets	$1,341,510	$1,371,979

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued and other liabilities)	$75,600	$66,941
Long-term debt payable to Westlake	399,674	399,674
Other liabilities	4,964	1,656
Total liabilities	480,238	468,271
Common unitholders—publicly and privately held	474,895	480,643
Common unitholder—Westlake	49,919	53,859
General partner—Westlake	(242,572)	(242,572)
Total Westlake Partners partners' capital	282,242	291,930
Noncontrolling interest in OpCo	579,030	611,778
Total equity	861,272	903,708
Total liabilities and equity	$1,341,510	$1,371,979
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WESTLAKE CHEMICAL PARTNERS LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2023	2022

	(In thousands of dollars)
Cash flows from operating activities
Net income	$247,569	$243,569
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	81,902	91,682
Net loss on disposition and other	4,352	8,788
Other balance sheet changes	10,505	(2,877)
Net cash provided by operating activities	344,328	341,162
Cash flows from investing activities
Additions to property, plant and equipment	(33,979)	(45,458)
Investments with Westlake under the Investment Management Agreement	(164,116)	(276,000)
Maturities of investments with Westlake under the Investment Management Agreement	145,000	247,000
Net cash used for investing activities	(53,095)	(74,458)
Cash flows from financing activities
Proceeds from debt payable to Westlake	155,250	—
Repayment of debt payable to Westlake	(155,250)	—
Distributions to noncontrolling interest retained in OpCo by Westlake	(240,333)	(214,486)
Distributions to unitholders	(49,813)	(49,807)
Net cash used for financing activities	(290,146)	(264,293)
Net increase in cash and cash equivalents	1,087	2,411
Cash and cash equivalents at beginning of period	64,782	17,057
Cash and cash equivalents at end of period	$65,869	$19,468

WESTLAKE CHEMICAL PARTNERS LP
RECONCILIATION OF MLP DISTRIBUTABLE CASH FLOW TO NET INCOME
AND NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended June 30,	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2023	2022	2023	2022

	(In thousands of dollars)
Net cash provided by operating activities	$98,543	$100,925	$115,495	$344,328	$341,162
Changes in operating assets and liabilities and other	(23,279)	(20,072)	(37,190)	(96,759)	(97,593)
Net income	75,264	80,853	78,305	247,569	243,569
Add:
Depreciation, amortization and disposition of property, plant and equipment	27,095	32,242	30,349	86,340	96,070
Less:
Contribution to turnaround reserves	(6,967)	(7,565)	(7,323)	(21,838)	(21,811)
Maintenance capital expenditures	(6,521)	(22,862)	(14,348)	(37,407)	(38,172)
Distributable cash flow attributable to noncontrolling interest in OpCo	(73,886)	(69,048)	(70,249)	(228,508)	(224,047)
MLP distributable cash flow	$14,985	$13,620	$16,734	$46,156	$55,609

WESTLAKE CHEMICAL PARTNERS LP
RECONCILIATION OF EBITDA TO NET INCOME, INCOME FROM OPERATIONS AND NET CASH
PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended June 30,	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2023	2022	2023	2022

	(In thousands of dollars)
Net cash provided by operating activities	$98,543	$100,925	$115,495	$344,328	$341,162
Changes in operating assets and liabilities and other	(23,279)	(20,072)	(37,190)	(96,759)	(97,593)
Net income	75,264	80,853	78,305	247,569	243,569
Less:
Other income, net	1,061	1,272	618	3,153	683
Interest expense—Westlake	(6,117)	(6,437)	(3,645)	(19,869)	(8,703)
Provision for income taxes	(173)	(222)	(484)	(607)	(822)
Income from operations	80,493	86,240	81,816	264,892	252,411
Add:
Depreciation and amortization	27,040	28,226	29,391	81,902	91,682
Other income, net	1,061	1,272	618	3,153	683
EBITDA	$108,594	$115,738	$111,825	$349,947	$344,776